As filed with the Securities and Exchange
                           Commission on June 16, 1997
                                               Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                               __________________

                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                               __________________

                            THERMO CARDIOSYSTEMS INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

              Massachusetts                                04-3027040
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                Identification No.)

                               ------------------

                               470 Wildwood Street
                                 P. O. Box 2697
                        Woburn, Massachusetts  01888-2697
                                 (617) 622-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               __________________

                            Sandra L. Lambert, Clerk
                            Thermo Cardiosystems Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                             Waltham, MA  02254-9046
                                 (617) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                           Seth H. Hoogasian, Esquire
                                 General Counsel
                            Thermo Cardiosystems Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                       Waltham, Massachusetts 02254-9046
                              ______________________

             Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has become effective.
PAGE

             If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment
        plans, please check the following box.   [   ]

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment
        plans, check the following box.   [ x ]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
        registration statement for the same offering.  [   ]

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        [   ]

             If delivery of the prospectus is expected to be made
        pursuant to Rule 434, please check the following box.  [   ]

                               __________________

                         CALCULATION OF REGISTRATION FEE

                                   Proposed
          Title of                  Maximum     Proposed
         securities     Amount     Offering     Maximum      Amount of
            to be        to be     Price Per   Aggregate    Registration
         registered   registered     Share   Offering Price     Fee

        Common Stock,
          $.10 par     2,228,235   $27 9/32   $60,789,037      $18,421
          value per     shares        (1)         (1)           (1)
           share

        (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock on the American Stock Exchange on June 10, 1997.


                            -------------------------
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





             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


PAGE

        PROSPECTUS

                                2,228,235 Shares

                            THERMO CARDIOSYSTEMS INC.

                                  Common Stock



             This Prospectus relates to the resale of 2,228,235 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of Thermo Cardiosystems Inc. (the "Company") issuable upon conversion of $70,000,000 principal amount of the Company's outstanding 4-3/4% Convertible Subordinated Debentures due 2004 (the "Debentures"). The Debentures are convertible, at the option of the holder (a "Selling Shareholder"), at a conversion price of $31.415 per share, subject to adjustment for certain events. The Shares may be offered from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The sellers of the Shares and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

             None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the sellers of the Shares) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the sellers of the Shares against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.

                                  _____________


                                        1
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







          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
               RACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-
                  TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  _____________

             No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus regarding the Company or the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.


        _________, 1997






















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







                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http:\\www.sec.gov). The Common Stock of the Company is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

             The Company has filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York, 10048 and at 500 West Madison Street, Chicago, Illinois, 60661.

             The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
        Sandra L. Lambert, Clerk, Thermo Cardiosystems Inc., 81 Wyman Street, P. O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone number: (617) 622-1000).

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





                                   THE COMPANY

             The Company develops and manufactures left ventricular assist systems and, through its International Technidyne
        Corporation subsidiary ("ITC"), manufactures a variety of coagulation-testing equipment and related disposables, along with single-use, skin-incision devices.

             The Company is a leader in the research, development and manufacture of implantable left ventricular assist systems ("LVAS"). These systems are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. Unlike total artificial heart systems, that require removal of the natural heart, the LVAS allows the natural heart to remain in place, preserving the heart's biological control mechanisms and reducing blood-contacting surfaces that have led to strokes in patients using other cardiac devices. The Company has developed two systems for patients requiring long-term cardiac support: an implantable pneumatic LVAS that is powered by an external electrically driven air-pump, and an electric LVAS that is driven by an implanted electric motor and powered by a lightweight battery pack worn by the patient.

             In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus Medical, Inc. ("Nimbus"), a research and development organization, for approximately $5.0 million in cash. Nimbus has been involved in artificial heart technology for more than 20 years and has carried out research in two primary fields: ventricular-assist devices and total artificial hearts. Nimbus was instrumental in developing the basic technology for high-speed rotary blood pumps. Because of their smaller size, rotary blood pumps may potentially be used to provide cardiac support in small adults and in children.

             On May 2, 1997, the Company acquired all of the outstanding capital stock of ITC from Thermo Electron Corporation ("Thermo Electron") in exchange for the right to receive 3,355,705 shares of the Company's Common Stock. ITC is a leading manufacturer of near-patient, whole-blood, coagulation-testing equipment and related disposables. ITC also manufactures single-use, skin-incision devices. ITC had revenues of approximately $34.0 million and net income of approximately $4.7 million for the fiscal year ended December 28, 1996.

             The Company was incorporated on August 18, 1988 as a wholly owned subsidiary of Thermedics Inc. ("Thermedics"), a publicly traded subsidiary of Thermo Electron, and is the successor in interest to the assets and business of that company relating to the research and development of implantable heart-assist systems. This business was conducted by Thermedics from its formation in 1983, and prior to that time as a division of Thermo Electron beginning in 1966. Before giving effect to the issuance of the

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





        3,355,705 shares of Common Stock to be issued to Thermo Electron in connection with the acquisition of ITC, Thermo Electron and Thermedics owned an aggregate of 54.2% of the outstanding Common Stock of the Company. Giving effect to the issuance of such shares, Thermo Electron and Thermedics own an aggregate of 58.1% of such outstanding common stock.

             The Company's principal executive offices are located at 470 Wildwood Street, Woburn, Massachusetts 01888, and its telephone number is (617) 932-8668.


                              SELLING SHAREHOLDERS

             The Selling Shareholders currently hold Debentures convertible into the Shares which are the subject of this Prospectus. It is unknown if, when or in what amounts a Selling Shareholder may offer Shares for sale and the names of the Selling Shareholders who may sell the Shares. There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

             Because the Selling Shareholders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Shareholders after completion of this offering, no estimate can be given as to the principal amount of the Shares that will be held by the Selling Shareholders after completion of this offering.

             Other than as a result of the ownership of the Debentures, to the best of the Company's knowledge, none of the Selling Shareholders had any material relationship with the Company within the three year period ending on the date of this Prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents previously filed with the Commission are incorporated in this Prospectus by reference:

             (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as amended.

             (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1997.

             (3) The Company's Current Report on Form 8-K, filed with the Commission on May 13, 1997, with respect to certain financial information concerning ITC and announcing the execution of an agreement to issue the Debentures.

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





             (4) The Company's Current Report on Form 8-K, filed with the Commission on May 16, 1997, as amended on Form 8-K/A, filed with the Commission on May 30, 1997, with respect to acquisition of ITC and the closing of the issuance of the Debentures.

             (5) The Company's Current Report on Form 8-K, filed with the Commission on June 13, 1997, with respect to the planned repurchase, through June 12, 1998, of up to $20,000,000 of the Company's Common Stock.

             (6) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A, filed under the Exchange Act, as amended.

                  All reports or proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes or replaces that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  LEGAL MATTERS

             The validity of the Common Stock offered hereby has been passed upon by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian owns or has the right to acquire, pursuant to the exercise of stock options, shares of the Common Stock of the Company, Thermedics and Thermo Electron the fair market value of which exceeds $50,000.


                                     EXPERTS

             The financial statements and schedule of the Company for the three fiscal years ended December 28, 1996, incorporated in this Prospectus by reference to Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K, filed with the Commission on May 30, 1997, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

             The financial statements of International Technidyne
        Corporation for the three years ended December 28, 1996,

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





        incorporated in this Prospectus by reference to Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K, filed with the Commission on May 30, 1997, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.
















































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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             Item 14.  Other Expenses of Issuance and Distribution.

             The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee and the American Stock Exchange listing fee.

                                                               Amount
                                                               ------

        Securities and Exchange Commission Registration Fee   $ 18,421
        American Stock Exchange listing fee  ................   17,500
        Legal fees and expenses  ............................    1,000

        Accounting fees and expenses  .......................    2,000
        Miscellaneous  ......................................    1,000
             Total  ......................................... $ 39,921



             Item 15.  Indemnification of Directors and Officers.

             The Massachusetts Business Corporation Law and the Company's Articles of Organization and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

             Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

             Item 16.  Exhibits and Financial Statement Schedules.

             See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

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





             Item 17.  Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or
                       sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or
                            events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii)To include any material information with
                            respect to the plan of distribution not
                            previously disclosed in the registration statement or any material change to such information in the registration statement.

                            Provided, however, that paragraphs (a)(1)(i)
                       and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the

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                       securities offered therein, and the offering of
                       such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 12th day of June, 1997.

                                      THERMO CARDIOSYSTEMS INC.


                                      By:  /s/ Victor L. Poirier
                                           Victor L. Poirier, President
                                           and Chief Executive Officer

             KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Jonathan W. Painter, and each of them, as his true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                Title              Date
                 ---------                -----              ----


                                    President, Chief
                                    Executive
        /s/ Victor L. Poirier       Officer and Director   June 12, 1997
        Victor L. Poirier
                                    Vice President and
                                    Chief Financial
        /s/ John N. Hatsopoulos     Officer                June 12, 1997

        John N. Hatsopoulos
                                    Chief Accounting
        /s/ Paul F. Kelleher        Officer                June 12, 1997
        Paul F. Kelleher

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                 Signature                Title              Date
                 ---------                -----              ----




        /s/ Walter J. Bornhorst     Director               June 12, 1997
        Walter J. Bornhorst


        /s/ Elias P. Gyftopoulos    Director               June 12, 1997
        Elias P. Gyftopoulos


        /s/ John T. Keiser          Director               June 12, 1997
        John T. Keiser


        /s/ Leonard Laster          Director               June 12, 1997
        Leonard Laster


        /s/ John W. Wood Jr.        Chairman of the Board  June 12, 1997

        John W. Wood Jr.

        /s/ Nicholas T. Zervas      Director               June 12, 1997

        Nicholas T. Zervas

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





                                  EXHIBIT INDEX


        Exhibit                                                Sequential
        Number         Description of Exhibit                   Page No.
        ------         ----------------------                   --------


              5      Opinion of Seth H. Hoogasian, Esq.

             23(a)    Consent of Arthur Andersen LLP

               (b)    Consent of Seth H. Hoogasian, Esq.
                      (contained in Exhibit 5)

             24       Power of Attorney (See Signature Page)









        AA971480050






























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